Exhibit 99.1

NEWS RELEASE
Contacts:	Geoff Banta, EVP & CFO AMERISAFE, Inc. 337-463-9052 Ken Dennard, Managing Partner Karen Roan, Sr.VP DRG&E / 713-529-6600

FOR IMMEDIATE RELEASE

AMERISAFE ANNOUNCES 2008 FIRST QUARTER RESULTS

First Quarter Highlights:

•	Net Income up 41.6%

•	Combined Ratio of 87.1%

•	Return on Average Equity of 20.0%

DeRidder, LA – May 1, 2008 - AMERISAFE, Inc. (Nasdaq: AMSF), a specialty writer of high hazard workers’ compensation insurance, today announced results for the first quarter ended March 31, 2008.

Net income in the first quarter was $11.9 million compared to net income of $8.4 million in the 2007 first quarter, an increase of 41.6%. Pre-tax income for the first quarter of 2008 included $1.7 million of favorable prior year loss development. Pre-tax income for the first quarter of 2007 had no prior year loss development. Net investment income increased to $7.8 million in the first quarter from $6.9 million for the same period last year, an increase of 12.9%. The Company’s return on average equity for the 2008 first quarter was 20.0% compared to 17.9% for the same period in 2007.

Gross premiums written in the first quarter of 2008 were $81.0 million, a decrease of 10.5%, compared to $90.5 million in the first quarter of 2007. The decrease was the result of lower state-mandated loss costs and increased competition, as well as decreased audit premium from lower than anticipated work activity. First quarter revenues totaled $82.3 million, a decrease of less than 1%, compared to revenues of $82.9 million in the prior year period.

In the first quarter of 2008, diluted earnings per share allocable to common shareholders were $0.59 compared to $0.42 in the same period of 2007. Weighted average diluted shares outstanding for the first quarter of 2008 were 19,019,373 shares compared to 18,999,939 shares in the first quarter of 2007.

The net combined ratio for the first quarter of 2008 was 87.1% compared to 92.5% for the same period in 2007. Loss and loss adjustment expenses for the first quarter of 2008 were $49.9 million, or 67.2% of net premiums earned, compared to $52.5 million, or 69.2% of net premiums earned, for the same period in 2007. Total underwriting expenses for the first quarter of 2008 were $14.5 million, or 19.5% of net premiums earned, compared to $17.2 million, or 22.6% of net premiums earned, for the first quarter 2007.

At the end of the first quarter of 2008, the Company’s investment portfolio, including cash, was $773.9 million, up $14.8 million from the end of 2007. Amounts recoverable from reinsurers at the quarter-end were $72.6 million, a decrease of $4.3 million from December 31, 2007.

Commenting on these results, Allen Bradley, AMERISAFE’s Chairman, President and Chief Executive Officer, stated, “Under current market conditions, our financial results were excellent. We continue to produce solid returns, as evidenced by our first quarter return on equity of 20%, combined ratio of 87.1% and net income growth of over 41%.

“Going forward, we will maintain adequate rate levels commensurate with the risks we underwrite. While I expect the rest of 2008 to be quite challenging for the industry, I am confident that we are well positioned in the current market.”

2008 Outlook

For the full year 2008, AMERISAFE reaffirms its previously issued guidance. The Company currently expects to produce a combined ratio of 94% or lower and a return on average equity of 15% or greater. AMERISAFE calculates return on average equity by dividing net income by the average of shareholders’ equity plus redeemable preferred stock.

Conference Call Information

AMERISAFE has scheduled a conference call for May 2, 2008, at 10:00 a.m. Eastern Time. To participate in the conference call dial 303-262-2138 at least 10 minutes before the call begins and ask for the AMERISAFE conference call. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible through May 9, 2008. To access the replay, dial 303-590-3000 and use the pass code 11112850#.

Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by visiting http://www.amerisafe.com. To listen to the live call on the web, please visit the website at least fifteen minutes before the call begins to register, download and install any necessary audio software. For those who cannot listen to the live webcast, an archive will be available shortly after the call and will remain available for approximately 60 days at http://www.amerisafe.com.

About AMERISAFE

AMERISAFE, Inc. is a specialty provider of workers’ compensation insurance focused on small to mid-sized employers engaged in hazardous industries, principally construction, trucking, logging, agriculture, oil and gas, maritime and sawmills. AMERISAFE actively markets workers’ compensation insurance in 30 states and the District of Columbia. The Company’s financial strength rating is “A-” (Excellent) by A.M. Best.

Statements made in this press release that are not historical facts, including statements accompanied by words such as “will,” “believe,” “anticipate,” “expect,” “estimate,” or similar words are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding AMERISAFE’s plans and performance. These statements are based on management’s estimates, assumptions and projections as of the date of this release and are not guarantees of future performance. Actual results may differ materially from the results expressed or implied in these statements as the results of risks, uncertainties and other factors including, but not limited to, the factors set forth in the Company’s filings with the Securities and Exchange Commission, including AMERISAFE’s Annual Report on Form 10-K for the year ended December 31, 2007. AMERISAFE cautions you not to place undue reliance on the forward-looking statements contained in this release. AMERISAFE does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.

- Tables to follow -

AMERISAFE, INC. AND SUBSIDIARIES

Consolidated Statements of Income

(in thousands, except per share amounts)

	Three Months Ended March 31,
	2008	2007
	(unaudited)
Revenues:
Gross premiums written	$80,977	$90,485
Ceded premiums written	(4,790)	(4,973)

Net premiums written	$76,187	$85,512

Net premiums earned	$74,300	$75,881
Net investment income	7,817	6,925
Net realized gains on investments	8	—
Fee and other income	141	139

Total revenues	82,266	82,945

Expenses:
Loss and loss adjustment expenses incurred	49,928	52,503
Underwriting and other operating costs	14,514	17,158
Interest expense	769	878
Policyholder dividends	316	521

Total expenses	65,527	71,060

Income before taxes	16,739	11,885
Income tax expense	4,816	3,467

Net income	11,923	8,418

Preferred dividends	—	—

Net income available to common shareholders	$11,923	$8,418

AMERISAFE, INC. AND SUBSIDIARIES

Consolidated Statements of Income (cont.)

(in thousands, except per share amounts)

	Three Months Ended March 31,
	2008	2007
	(unaudited)
Basic EPS:
Net income available to common shareholders	$11,923	$8,418

Portion allocable to common shareholders	94.0%	94.0%

Net income allocable to common shareholders	$11,208	$7,913

Basic weighted average common shares	18,798,362	18,716,479
Basic earnings per share	$0.60	$0.42

Diluted EPS:
Net income allocable to common shareholders	$11,208	$7,913

Diluted weighted average common shares:
Weighted average common shares	18,798,362	18,716,479
Stock options	206,230	271,340
Restricted stock	14,781	12,120

Diluted weighted average common shares	19,019,373	18,999,939

Diluted earnings per common share	$0.59	$0.42

AMERISAFE, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(in thousands)

	March 31, 2008	December 31, 2007
	(unaudited)
Assets
Investments	$696,298	$711,745
Cash and cash equivalents	77,595	47,329
Amounts recoverable from reinsurers	72,628	76,915
Premiums receivable, net	160,138	152,150
Deferred income taxes	28,348	26,418
Deferred policy acquisition costs	18,560	18,414
Deferred charges	3,670	3,553
Other assets	32,429	25,329

	$1,089,666	$1,061,853

Liabilities, redeemable preferred stock and shareholders’ equity
Liabilities:
Reserves for loss and loss adjustment expenses	$541,033	$537,403
Unearned premiums	140,288	138,402
Insurance-related assessments	43,911	42,234
Subordinated debt securities	36,090	36,090
Other liabilities	85,239	74,154

Redeemable preferred stock	25,000	25,000

Total shareholders’ equity	218,105	208,570

Total liabilities, redeemable preferred stock and shareholders’ equity	$1,089,666	$1,061,853

AMERISAFE, INC. AND SUBSIDIARIES

Selected Insurance Ratios

	Three Months Ended March 31,
	2008	2007
	(unaudited)
Current accident year loss ratio (1)	69.5%	69.2%
Prior accident year loss ratio (2)	(2.3)%	0.0%

Net loss ratio	67.2%	69.2%

Net underwriting expense ratio (3)	19.5%	22.6%
Net dividend ratio (4)	0.4%	0.7%
Net combined ratio (5)	87.1%	92.5%
Return on average equity (6)	20.0%	17.9%

(1)	The current accident year loss ratio is calculated by dividing loss and loss adjustment expenses incurred for the current accident year by the current year’s net premiums earned.
(2)	The prior accident year loss ratio is calculated by dividing the change in loss and loss adjustment expenses incurred for prior accident years by the current year’s net premiums earned.
(3)	The net underwriting expense ratio is calculated by dividing underwriting and certain other operating costs by the current year’s net premiums earned.
(4)	The net dividend ratio is calculated by dividing policyholder dividends by the current year’s net premiums earned.
(5)	The net combined ratio is the sum of the net loss ratio, the net underwriting expense ratio and the net dividend ratio.
(6)	Return on average equity is calculated by dividing the annualized net income by the average shareholders’ equity, including redeemable preferred stock for the applicable period.